Exhibit 99.1

Arena Pharmaceuticals Announces Management Changes

San Diego, CA, March 17, 2004   /PRNEWSWIRE/ - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today announced the appointment of William R. Shanahan, Jr., M.D., J.D. as Vice President, Chief Medical Officer, effective March 29, 2004, to head its clinical development operations.

“As we transition from discovery research and develop our new pharmaceutical products, it is important that we strengthen our clinical capabilities,” stated Jack Lief, Arena’s President and Chief Executive Officer.  “Dr. Shanahan has considerable expertise in guiding the clinical development of novel therapeutics, both at established pharmaceutical companies and emerging biopharmaceutical companies.  His experience will help us advance our pipeline of drug candidates, including the continued clinical development of our lead obesity compound, APD356.”

Dr. Shanahan has almost 20 years of clinical development experience as well as an extensive medical and academic background.  His industry experience includes drug development positions with Searle Research & Development, Pfizer Central Research, Isis Pharmaceuticals and, most recently, Tanox, Inc., where he served as the Chief Medical Officer.  Dr. Shanahan received his M.D. from the University of California, San Francisco, in 1974.

Arena today also announced that it has reorganized its research operations under its scientific co-founder and Vice President, Research, Dominic P. Behan, Ph.D., and that its other scientific co-founder and Vice President, Research, Derek T. Chalmers, Ph.D., will be leaving as an executive officer, effective May 1, 2004, to be geographically closer to his family and to pursue another professional opportunity.  Previously, Dr. Behan managed pharmaceutical development, chemistry, certain areas of molecular biology and screening and Dr. Chalmers supervised molecular biology and in vivo pharmacology.  Dr. Chalmers will remain a member of the board of directors of Arena.

“Drs. Behan and Chalmers and I have been friends and professional colleagues since we founded Arena in 1997, and they both have been instrumental in the success of Arena,” stated Mr. Lief.  “Dr. Chalmers has decided to move to the east coast to pursue an opportunity as chief executive officer of a start-up biotechnology company and to be closer to his family in Europe.  As Dr. Chalmers will remain on our board, we will benefit from his continuing involvement in our strategic direction.”

Dr. Chalmers added: “Arena has now developed a comprehensive drug discovery and development infrastructure and successfully forward integrated into clinical development.  I am proud of the accomplishments Arena has achieved so far, and know that Jack, Dominic and the other executive officers will continue to advance Arena towards very significant future drug development success.”

Arena is a biopharmaceutical company seeking to discover and develop drugs that act on an important class of drug targets called G protein-coupled receptors, or GPCRs. Arena initiated its first human studies on one of its internally discovered compounds for obesity in February 2004. Arena uses its Constitutively Activated Receptor Technology, or CART™, Melanophore technology and other proprietary technologies to identify small molecules that may lead to new drugs in four major therapeutic areas: metabolic diseases, cardiovascular diseases, central nervous system disorders and inflammatory diseases.

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about Drs. Shanahan, Behan and Chalmers, Arena’s strategy, technologies, preclinical and clinical programs, future achievements, and statements that are not historical facts, including statements about Arena’s ability to identify and develop small molecules or which are preceded by the words “will,” “expect” or similar words. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Important factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s SEC reports, including Arena’s most recent annual report on Form 10-K. These forward-looking statements represent Arena’s judgment as of the date of this release. Arena disclaims any intent or obligation to update these forward-looking statements.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. CART™ is an unregistered service mark of the company. Arena’s headquarters are at 6166 Nancy Ridge Drive, San Diego, CA 92121, and its telephone number is (858) 453-7200. On the Internet, please refer to Arena’s website: www.arenapharm.com for further information.

For further information, contact:	Jack Lief, President & CEO: (858) 453-7200, ext. 223,
or
Dominic P. Behan, VP, Research, (858) 453-7200, ext. 226